Exhibit 10.89

PROSPECT MEDICAL HOLDINGS, INC.

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made by and among PROSPECT MEDICAL HOLDINGS, INC., a Delaware corporation (the “Company”), each MANAGEMENT STOCKHOLDER (as defined below), each PRINCIPAL STOCKHOLDER (as defined below), each INVESTOR signatory hereto and SPENCER TRASK VENTURES, INC., a Delaware corporation (the “Placement Agent”).  Each Management Stockholder, each Principal Stockholder and each Investor are sometimes referred to herein individually as a “Stockholder” and collectively, the “Stockholders.”

WHEREAS, the Company has engaged the Placement Agent to conduct a private offering (the “Offering”) to the Investors of up to 104 units (the “Units”), plus an additional 31 Units to cover over-subscriptions, if any.  Each Unit will consist of 20,000 shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”), as more fully described in that certain Confidential Private Placement Memorandum, dated November 1, 2003 (the “Memorandum”), prepared by the Company in connection with the Offering.  The first closing of the Offering (the “First Closing”) shall occur at such time as a minimum of Seven Million Five Hundred Ninety Thousand ($7,590,000) Dollars (the “Minimum Amount”) has been raised from the Investors in such offering (subject to the requirement to raise at least $8,580,000 in gross proceeds if the Company is unable to close Acquisition Target One (as defined in the Memorandum)), and subsequent closings are to occur as additional funds, up to an aggregate (excluding the exercise of the over-subscription option, if any) of Eleven Million Four Hundred Forty Thousand ($11,440,000) Dollars (the “Maximum Amount”) are raised from the Investors (all such amounts being before commissions and expenses);

WHEREAS, pursuant to that certain Placement Agency Agreement dated November 1, 2003 by and between the Company and the Placement Agent (the “Placement Agency Agreement”), the Company will issue to the Placement Agent certain warrants to purchase shares of Series A Convertible Preferred Stock in an amount equal to twenty percent (20%) of the shares contained in the Units sold in the Offering;

WHEREAS, if the Minimum Amount is raised in the Offering, the Investors will beneficially own approximately 23% of the total issued and outstanding shares of Common Stock, and if the Maximum Amount is raised, the Investors will beneficially own approximately 31% of the total issued and outstanding shares of Common Stock, in each instance assuming the conversion of all shares of Series A Preferred Stock held by the Investors into Common Stock;

WHEREAS, the Stockholders desire to provide for the conduct of the affairs of the Company, to regulate the transfer of the securities held by such Stockholders and to define certain of their rights and obligations with respect to the operation of the Company.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.                                       Certain Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any non-individual Stockholder, any person or entity that, directly or indirectly, controls or is controlled by or is under common control with such Stockholder.  As used in this definition “control” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other partnership interests, by contract or otherwise).

“Commission” shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act of 1933, as amended.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company, including, without limitation, the Common Stock issuable upon the conversion of the Company’s Series A Preferred Stock.

“Conversion Event” shall mean the automatic conversion of the Series A Preferred Stock into Common Stock as a result of the Company (i) achieving a listing of the Common Stock on a national securities exchange, the NASDAQ National Market or the NASDAQ Small Cap Market and (ii) having a registration statement declared effective under the Securities Act covering the shares of Common Stock underlying the Series A Preferred Stock.

“Equity Securities” shall mean shares of Common Stock, Series A Preferred Stock and any other securities of the Company issued in exchange for, upon conversion or in substitution of, or otherwise in respect of such shares.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the applicable time.

“Extraordinary Event” shall mean (i) a consolidation or merger of the Company with or into any other entity, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own capital stock of the entity surviving such merger, consolidation or reorganization representing less than fifty (50%) percent of the combined voting power of the outstanding securities of such entity immediately after such consolidation, merger or reorganization, or any other transaction or series of related transactions in which capital stock representing in excess of fifty (50%) percent of the Company’s voting power is transferred to any single entity or group of related entities; or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Family Group” shall mean, with respect to any Stockholder who is an individual, (i) such Stockholder’s spouse, former spouse, descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing persons (collectively, “relatives”) or (ii) the trustee, fiduciary or personal representative of such Stockholder or any trust established solely for the benefit of the such Stockholder and/or such Stockholder’s relatives.

“Final Closing” shall mean the final closing of the purchase and sale of Units in the Offering.

“PO” shall mean a public offering of the Company’s equity securities.

“Investor” shall mean each individual or entity who executes the Investor Signature Page to this Agreement.

“Management Stock” shall mean (i) any shares of Common Stock owned, either beneficially or of record, by a Management Stockholder, (ii) any shares of Common Stock issuable upon the exercise of a stock option granted or that may be granted in the future to a Management Stockholder under the Company’s 1998 Stock Option Plan or any other stock option or stock purchase plan of the Company that may be adopted in the future or (iii) any shares of Common Stock that may be otherwise acquired in the future by a Management Stockholder.

“Management Stockholders” shall mean Jacob Y. Terner, M.D., Catherine Dickson, Donna Vigil, R. Stewart Kahn and Linda Hodges.

“Permitted Transferee(s)” shall mean, (i) in the case of any individual Stockholder, transferees who receive shares pursuant to applicable laws of descent and distribution, members of such Stockholder’s Family Group and (ii) in the case of a non-individual Stockholder, such Stockholder’s Affiliates, provided, that in each case, such transferee has agreed to take all such Transferred shares subject to and to be fully bound by the terms of this Agreement applicable to such shares by executing and delivering a joinder to this Agreement to the Secretary of the Company prior to the effectiveness of such Transfer (unless such Transfer is pursuant to applicable laws of descent and distribution, in which case, such executed joinder shall be delivered as soon as reasonably possible after such Transfer thereunder).

“Principal Stockholder(s)” shall mean any person, entity or group that beneficially owns, directly, five (5%) percent of the Company’s capital stock immediately preceding the First Closing.

“Pro Rata Share” shall mean, in any particular instance, the proportion by which the number of Equity Securities owned by an Investor bears to the aggregate number of equity securities of the Company, calculated on a fully diluted basis.

“Public Sale” shall mean any sale of Equity Securities to the public pursuant to an offering registered under the Securities Act or pursuant to the provisions of Rule 144 (or any similar rule or rules then in effect permitting public sale without registration) under the Securities Act.

 “Registration Rights Agreement” shall mean the Registration Rights Agreement of even date herewith among the Company and the Investors.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Subscription Agreement” shall mean the Subscription Agreement of even date herewith between the Company and each Investor.

“Transfer” shall mean any voluntary or involuntary, direct or indirect sale, transfer, conveyance, assignment, gift, donation, assignment, pledge, hypothecation, delivery or other disposition by a Stockholder of Equity Securities, but shall not include any redemption or repurchase of Equity Securities by the Company.  “Transferred” shall mean any change in ownership by means of a Transfer.

2.                                       Restrictive Legend Requirements.  Each certificate representing any shares of Equity Securities shall, except as otherwise provided in this Section 2 or in Section 3 hereof, bear a legend substantially in the following form:

THE TRANSFER OR SALE OF THIS SECURITY IS SUBJECT TO THE TERMS OF A STOCKHOLDERS’ AGREEMENT DATED AS OF                  , 200  , A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE SOLD UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

A certificate shall not bear the legend set forth in the second paragraph above (or any portion thereof) if, in the opinion of counsel reasonably satisfactory to the Company, the securities represented thereby may be publicly sold without registration under the Securities Act and any applicable state securities laws.

3.                                       General Restrictions on Transfer.

(a)                                  A Stockholder may Transfer shares thereof only (i) in a Public Sale, (ii) pursuant to a valid exemption from registration under the Securities Act, provided, that such Stockholder complies with Section 2 and Section 3(b) hereof or, (iii) subject to Section 2, to Permitted Transferees.

(b)                                 Prior to any proposed Transfer of any of the Equity Securities, the holder thereof shall give written notice (a “Transfer Notice”) to the Company of his, her or its intention to effect such Transfer, and the Company shall deliver a copy of such Transfer Notice to the Placement Agent within ten (10) business days of its receipt thereof.  Each such Transfer Notice shall describe the manner of the proposed Transfer and, if requested by the Company, shall be accompanied by an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed Transfer may be effected without registration under the Securities Act and any applicable state securities laws, whereupon the holder of such shares shall be entitled to effect such Transfer in accordance with the terms of its Transfer Notice; provided, however, that the Company shall have the right to refuse any purported Transfer that would cause the Company to lose its exemption from registration under Section 12(g) of the Exchange Act.  Each certificate representing any of the Equity Securities transferred as above provided shall bear the legend set forth in Section 2, except that such certificate shall not bear the legend in the second paragraph thereof (or any portion thereof) if: (a) such Transfer is being made in accordance with the provisions of Rule 144(k) (or any other rule permitting public sale without registration) under the Securities Act or (b) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an Affiliate of the Company) would be entitled to Transfer such securities in a Public Sale without registration under the Securities Act.  The restrictions provided for in this Section 3(b) shall not apply to securities that are not required to bear the legend prescribed by Section 2 in accordance with the provisions of that Section.

(c)                                  If any Transfer of Equity Securities is made or suffered by any Stockholder without the giving of prior written notice as required by this Agreement, such purported Transfer shall be void.  Further, if any of the Equity Securities are the subject of a Transfer that is made not in accordance with the terms and conditions of this Agreement, such Transfer shall be void ab initio.  In enforcing this provision, the Company may hold and refuse to transfer any of the Equity Securities or any certificate therefor tendered to it for transfer in addition to, and without prejudice to, any and all other rights or remedies as may be available to the Company.

4.                                       Intentionally Deleted.

5.                                       Preemptive Rights.

(a)                                  If, at any time prior to the consummation of an Extraordinary Event or a Conversion Event, the Company desires to issue any equity securities to any third party or parties other than in connection with such Extraordinary Event or PO, the Company shall promptly deliver a written notice (the “Preemptive Right Notice”) to each Investor setting forth a description and the number of equity securities proposed to be issued, the proposed purchase price and the terms of such issuance.  Upon receipt of the Preemptive Right Notice, each Investor shall have the right to elect to purchase, at the price and on the terms stated in the Preemptive Right Notice, up to such Investor’s Pro-Rata Share of such securities.  Such election shall be made by written notice to the Company within thirty (30) calendar days after receipt by such Investor of the Preemptive Right Notice (the “Acceptance Period”), whereupon the Company shall promptly sell and such Investor shall buy, upon the terms specified, the number of securities agreed to be purchased by such Investor.  In the event that less than all Investors choose to exercise such preemptive right, no Investor shall have any right to subscribe to any additional securities to be issued.

(b)                                 The Company shall be free at any time during a period of ninety (90) days following the expiration of the applicable Acceptance Period to offer and sell to any third party or parties the number of such securities not purchased by the Investors at a price and on payment terms no less favorable to the Company than those specified in the Preemptive Right Notice; provided, however, that if such third-party sale or sales are not consummated within such ninety (90) day period, the Company shall not thereafter issue or sell such securities without again complying with this Section 5.

(c)                                  The preemptive rights contained in this Section 5 shall not apply to equity securities issued or sold (i) as a stock dividend or upon any subdivision, split or combination of the outstanding shares of capital stock, (ii) pursuant to subscriptions, warrants, options, convertible securities, convertible notes or other rights that are disclosed in the Memorandum as being issued or outstanding on the date thereof, (iii) pursuant to the grant of options, or the exercise of options, to purchase equity securities granted to directors, officers, employees or consultants of the Company in connection with their service to the Company, and pursuant to the Company’s 1998 Stock Option Plan, subject to limitations imposed by the Company’s Board of Directors (appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and the like), (iv) pursuant to the issuance and/or exercise of the Placement Agent’s warrants issued in connection with the Offering, and the issuance of such warrants, and any similar warrants issued in connection with any future financing, (v) in connection with any merger, acquisition, business combination or other reorganization, (vi) in connection with equity issuances to strategic or institutional investors, as determined by the Placement Agent and the Company’s Board of Directors, and (vii) in connection with the issuance of any so-called “equity kickers” to banks or institutional investors.

(d)                                 Notwithstanding anything contained herein to the contrary, the preemptive rights set forth in this Section 5 may be waived by a written waiver duly executed by Investors holding more than fifty (50%) percent of the total number of shares of Series A Preferred Stock held by all Investors at the time of such waiver.

6.                                       Lock-up. Notwithstanding anything to the contrary contained in this Agreement, until the later of 180 days following the Final Closing or 180 days following the date that the Company becomes a fully reporting company under the Exchange Act, the Management Stockholders and the Principal Stockholders hereby agree not to Transfer any of the Company’s securities owned by, or issuable to, the Management Stockholders or the Principal Stockholders without the prior written consent of the Placement Agent, which consent shall not be unreasonably withheld, except in case of sales, transfers or other dispositions to Permitted Transferees.  The Placement Agent may require that any such Permitted Transferee be made subject to a voting agreement, pursuant to which the transferring stockholder retains the right to vote all of the transferred shares until the second (2nd) anniversary of the Final Closing.  In addition, if, within two (2) years of the Final Closing, the Company has registered any of its securities under the Securities Act, which registration is effective, the terms of the “lock-up” set forth in this Section 6 shall be extended for the Principal Stockholders and any Permitted Transferees for a period of not less than 180 days from the effective date of such registration.

7.                                       Voting for Designated Directors.  The Principal Stockholders, the Management Stockholders and the Investors hereby agree to vote, as stockholders and at any meeting of the Board of Directors at, or by means of any written consent pursuant to, which directors are to be elected, their shares of Equity Securities for the election of the person designated by the Placement Agent pursuant to the Placement Agency Agreement for election to the Company’s Board of Directors.

8.                                       Information.

(a)                                  For a period of the earlier of two (2) years from the Final Closing or the date that the Company becomes a fully reporting company under the Exchange Act, the Company shall furnish each of the Stockholders with the following:

i.                                          within one hundred twenty (120) days after the end of each fiscal year of the Company, audited financial statements of the Company for such fiscal year, which shall include a statement of operations for each such fiscal year, a balance sheet as at the last day thereof and a statement of cash flows and stockholders’ equity (deficit) prepared in accordance with United States generally accepted accounting principles consistently applied and accompanied by the report of the Company’s independent certified public accountants;

ii.                                       within forty-five (45) days after the end of each fiscal quarter of the Company, a quarterly report, showing the progress and status of the Company; and

iii.                                    within ninety (90) days after the end of each fiscal year of the Company, an annual report setting forth the financial position and outlook of the Company.

In addition to the foregoing, the Company shall furnish to the Placement Agent, within forty-five (45) days after the end of each fiscal quarter of the Company, unaudited financial statements for such quarter, including both a balance sheet and a statement of operations as at the last day thereof.

(b)                                 If, for any period, the Company shall have any subsidiary or subsidiaries whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing Section 8(a) shall be the consolidated financial statements of the Company and all such consolidated subsidiaries.

9.                                       Termination.  This Agreement shall automatically terminate upon the occurrence of any of the following events:

(a)                                  a bankruptcy, receivership or dissolution of the Company;

(b)                                 the voluntary agreement by and among the Company, the Placement Agent and the Stockholders holding on the termination date more than fifty (50%) percent of the total number of Equity Securities; or

(c)                                  the transfer or sale of all, or substantially all, of the capital stock or assets of the Company to any other person or entity, or the merger or consolidation of the Company with another entity where such other entity is the surviving entity (other than a merger of consolidation relating to a change of state of incorporation of the Company).

10.                                 Arbitration of Disputes. This Agreement shall be governed by and construed in accordance with the laws of the State of New York relating to contracts entered into and to be performed wholly within such State.  Each Stockholder agrees that any dispute arising out of or in connection with this Agreement shall be resolved as follows.  Such Stockholder shall attempt in good faith to resolve such dispute.  If, notwithstanding such efforts, such dispute is not resolved within thirty (30) days from the date written notice thereof is delivered by such Stockholder to the Company, such dispute shall be settled by arbitration by, and in accordance with, the then-existing Code of Arbitration of the National Association of Securities Dealers, Inc. (“NASD”).  Hearings with regard to such dispute shall be held at the offices of the NASD in the City and County of New York and judgment upon any award rendered pursuant to this Section 10 may be entered in any court of competent jurisdiction.  Any award rendered pursuant to the terms and conditions set forth herein shall be final and binding.  Any such arbitration shall be conducted before a single arbitrator designated in accordance with the rules of the NASD.  Any party to the arbitration shall be entitled to costs and expenses and reasonable attorney’s fees in the event it prevails in any claims, actions, awards or judgment under this Agreement.

11.                                 Miscellaneous.

(a)                                  References.  All references to “Sections” contained herein are, unless specifically indicated otherwise, references to sections of this Agreement. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

(b)                                 Captions.  The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

(c)                                  Notices.  Any consent, approval, notice, request or demand required or permitted by this Agreement must be in writing and shall be deemed to have been given when actually received by the party to whom notice is sent.

(d)                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Stockholders and the Company and their respective successors, heirs, personal representatives and assigns, including, but not limited to, any Permitted Transferee of Equity Securities hereunder.

(e)                                  Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never been comprised in this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be deemed added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and legal, valid and enforceable.

(f)                                    Amendments.  This Agreement may be amended at any time and from time to time, in whole or in part, by an instrument in writing setting forth the particulars of such amendment, which shall be duly executed by the Company, the Stockholders holding at the time of such amendment more than fifty (50%) percent of the total number of shares of Equity Securities held by all Stockholders and the Placement Agent.

(g)                                 Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts, each of which, for all purposes, shall be deemed an original, and all of which shall collectively constitute one agreement; provided, however, that in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

It is not necessary that each Stockholder execute the same counterpart, so long as identical counterparts are executed by the Company and each Stockholder.

(h)                                 Enforcement.  It is specifically agreed and understood that monetary damages will not adequately compensate the breach of this Agreement and this Agreement shall therefore be specifically enforceable, and any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order.  Further, each party hereto and their successors, heirs, representatives and assigns waive any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(i)                                     Omnibus Signature Page.  This Agreement is intended to be read and construed in conjunction with (a) the Subscription Agreement and (b) the Registration Rights Agreement.  Accordingly, pursuant to the terms and conditions of this Agreement and such related agreements, it is hereby agreed that the execution by the Investors of the Subscription Agreement, in the place set forth therein, shall constitute their agreement to be bound by the terms and conditions hereof and the terms and conditions of the Subscription Agreement, the Registration Rights Agreement and this Agreement, with the same effect as if each of such separate but related agreements were separately signed.

EXECUTED on the date first written above and binding on each party from and after the date such party executes this Agreement or a counterpart hereof.

PROSPECT MEDICAL HOLDINGS, INC.

By:
Name: Jacob Y. Terner, M.D.
Title: Chairman and Chief Executive Officer

SPENCER TRASK VENTURES, INC.

By:
Name: William P. Dioguardi
Title: President

PRINCIPAL STOCKHOLDERS:

Spencer Trask Venture Investment Partners LLC

By:
Name:
Title:

Paul Amir

By:
Name:

Herta and Paul Amir Family Trust

By:
	Name:	Paul Amir
	Title:	Trustee

MANAGEMENT STOCKHOLDERS:

Jacob Y. Terner, M.D.

Catherine Dickson

Donna Vigil

R. Stewart Kahn

Linda Hodges

[SEE OMNIBUS SIGNATURE PAGE FOR INVESTOR SIGNATURES]